Exhibit 4.1

SECURED PROMISSORY NOTE

$1,000,000.00	October 10, 2012

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, TURBOSONIC TECHNOLOGIES, INC., a Delaware corporation (the “Company”), TURBOSONIC CANADA, INC., an Ontario corporation (“TurboSonic Canada”), and TURBOSONIC INC. an Ontario corporation (“TurboSonic Canada” and collectively with the Company and TurboSonic Canada, the “Borrower”), hereby unconditionally jointly and severally promise to pay to the order of MEGTEC SYSTEMS, INC. or its successors and assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the “Loan”), or the aggregate of such amounts the Noteholder has disbursed to the Borrower pursuant to Section 2, together with all accrued and unpaid interest thereon, if any, as provided in this Secured Promissory Note (this “Note”).

1.              Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Borrower” has the meaning set forth in the introductory paragraph.

“Commitment Period” means the period from the date hereof to the Maturity Date.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in Section 10 that constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 10 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any time, the Interest Rate plus 5.00% .

“Event of Default” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority.

“Interest Rate” has the meaning set forth in Section 5.1.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Entity and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to such Person or any of its Subsidiaries or their respective properties or assets.

“Lien” means any lien, pledge, charge, encumbrance, and other security interest of any nature whatsoever.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means any change, effect, condition, factor, or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors, or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, prospects, properties, condition (financial or otherwise), assets, or liabilities of the Borrower and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” in no event shall there be taken into account any change, effect, condition, factor, or circumstance resulting from or relating to a matter affecting the Borrower’s industry generally or a change in general economic or financial conditions, except to the extent such change, effect, condition, factor, or circumstance has had, or would be reasonably likely to have, a disproportionate effect on the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means the earliest of (a) the first anniversary of the date the Loan is disbursed, (b) the date of a Triggering Event, and (c) the date on which all amounts under this Note shall become due and payable pursuant to Section 10.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any judgment, injunction, ruling, order or decree applicable to such Person or any of its Subsidiaries or their respective properties or assets.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; (b) existing as of the date of this Note and set out in Schedule 1.1 ; (c) which may be deemed to exist with respect to swap contracts; (d) owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services in connection with any automated clearinghouse transfers of funds; and (e) unsecured insurance premiums owing in the ordinary course of business.

“Permitted Liens” means (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings; (c) Liens created pursuant to the Security Agreement; and (d) Liens existing as of the date of this Note and set out in Schedule 1.2.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests or any option, warrant or other right to acquire any such equity interests, in the Company, or (b) any payment of incentive compensation, retention bonuses, severance payments in excess of amounts required by applicable Law, or increase in base salaries to any employees of the Company, TurboSonic Canada and TurboSonic Inc., other than as disclosed on Schedule 1.3.

“Security Agreement” means (a) the Second Lien Security Agreement dated as of October 10, 2012 by and between the Borrower and Noteholder, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and (b) all other security agreements, pledge agreements, mortgages, assignments and other collateral documents executed by the Borrower in favor of the Noteholder, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Subsidiary” of any Person shall mean any corporation or other form of legal entity (i) an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, more than 50% of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

“Triggering Event” means (a) a merger or consolidation of the Borrower other than a merger or consolidation involving the Noteholder in which the Borrower’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than fifty percent (50%) of the capital stock of the surviving corporation; (b) the acquisition of more than fifty percent (50%) of the Borrower’s outstanding capital stock by a single person, entity or group, or persons or entities acting in concert, in each case other than the Noteholder; (c) a sale or transfer of all or substantially all of the assets of the Borrower to any person or entity other than the Noteholder; or (d) any financing transaction undertaken by the Borrower other than the issuance of this Note or in connection with Permitted Debt.

2.              Loan Disbursement Mechanics.

2.1             Commitment. Subject to Sections 2.2 and Section 2.3, the Noteholder shall make the Loan available to the Borrower in a single advance during the Commitment Period in an aggregate amount not to exceed the Loan.

2.2             Advance. As a condition to the disbursement of the Loan, the Company (for itself and on behalf of the Borrower) shall, at least three Business Days prior to the requested disbursement date, deliver to the Noteholder a written notice setting out (a) that no Default, Event of Default or Triggering Event has occurred and is continuing, (b) the date on which the Loan is to be disbursed, and (c) wire transfer instructions for disbursement of the proceeds of the Loan. Such Loan request shall be deemed to repeat the Borrower's representations and warranties in Section 6 as of the date of such request. Upon receipt of such request, the Noteholder shall make available to the Borrower on the disbursement date the amount set out in the notice in immediately available funds.

2.3             Conditions to Advance. In addition to the requirements of Section 2.2, the obligation of the Noteholder to make the Loan, is subject to the satisfaction of the following conditions:

(a)             at the time of and immediately after giving effect to the advance of the Loan, no Default, Event of Default or Triggering Event shall have occurred and be continuing; and

(b)             the representations and warranties of the Borrower set forth in this Note shall be true and correct in all material respects on and as of the requested disbursement date.

3.              Final Payment Date; Optional Prepayments.

3.1             Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date.

3.2             Optional Prepayment. The Borrower may prepay the Loan in full at any time without penalty or premium by paying the principal amount together with accrued and unpaid interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

3.3             License Payments. Any and all amounts paid by the Borrower to Noteholder pursuant to Section 11.2.2 of the Intellectual Property License Agreement, dated as of the date hereof, between Noteholder and the Borrower shall be applied dollar for dollar against all amounts due under this Note.

4.              Security Agreement. Payment and performance of obligations of the Borrower under this Note are secured by a second priority security interest in the collateral specified in the Security Agreement, subject only to Permitted Liens in favor of HSBC Bank Canada.

5.              Interest.

5.1             Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at an annual rate of ten percent (10.00%) (the “Interest Rate”) from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

5.2             Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

5.3             Computation of Interest. All computations of interest shall be made on the basis of a 360-day year for the actual number of days elapsed.

5.4             Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

6.              Payment Mechanics.

6.1             Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower.

6.2             Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7.              Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1             Existence; Compliance With Laws. Each of the Company, TurboSonic Canada and TurboSonic Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

7.2             Power and Authority. Each of the Company, TurboSonic Canada and TurboSonic Inc. has the power and authority, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

7.3             Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by each of the Company, TurboSonic Canada and TurboSonic Inc. and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. Each of the Company, TurboSonic Canada and TurboSonic Inc. has duly executed and delivered this Note and the Security Agreement.

7.4             No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Entity or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

7.5             No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by each of the Company, TurboSonic Canada and TurboSonic Inc. of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of its organizational documents; (b) violate any Law or Order applicable to it or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which it may be bound.

7.6             Enforceability. Each of this Note and the Security Agreement is a valid, legal and binding obligation of each of the Company, TurboSonic Canada and TurboSonic Inc., enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.7             No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Entity is pending or, to the knowledge of the Borrower, threatened by or against any of the Company, TurboSonic Canada and TurboSonic Inc. or any of its property or assets (a) with respect to this Note, the Security Agreement, or any of the transactions contemplated hereby or thereby or (b) that could be expected to materially adversely affect its financial condition or its ability of to perform its obligations under this Note or the Security Agreement.

8. Affirmative Covenants. Until all amounts outstanding in this Note have been paid in full, the Borrower shall:

8.1             Reporting Requirements. Except as otherwise required by applicable law or as advised by counsel, promptly provide the Noteholder with copies of all monthly and other interim financial statements as the same become available.

8.2             Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence, and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.3             Compliance. Comply with (a) all of the terms and provisions of its organizational documents; and (b) all Laws and Orders applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.4             Notice of Events of Default. As soon as possible and in any event within two (2) business days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

8.5             Use of Proceeds. Use the proceeds of the Loan only for working capital requirements and other general corporate purposes.

8.6             Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

9.              Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

9.1             Restricted Payments. Make or commit to make any Restricted Payment without the Noteholder’s prior written consent.

9.2             Indebtedness. Incur, create or assume any Debt, other than Permitted Debt.

9.3             Liens. Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired, except for Permitted Liens.

10.             Events of Default and Remedies.

10.1            The occurrence and continuance of any of the following events shall constitute an “Event of Default” hereunder:

(a)             the dissolution, termination of existence, suspension or discontinuance of the Borrower’s business; or

(b)             the appointment of a receiver, trustee, custodian, or similar official for the Borrower or any material portion of the property or assets of the Borrower; or

(c)              the conveyance of any material portion of the assets of the Borrower to a trustee, mortgage or liquidating agent or an assignment for the benefit of creditors by the Borrower; or

(d)             the commencement of any proceeding, whether foreign, federal or state, relating to bankruptcy, insolvency, dissolution, reorganization, composition, renegotiations of outstanding indebtedness, arrangement, or otherwise to the relief of debtors or the readjustment of indebtedness, by or against the Borrower, which is not stayed, vacated or released within sixty (60) days of commencement; or

(e)             an event of default under any other financing arrangement of the Borrower, which shall not have been waived or cured within any applicable cure period; or

(f)             failure to pay any principal of, any interest on, or any other amount due under this Note when due; or

(g)             any representation or warranty made or deemed made by the Borrower to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made; or

(h)             failure to observe or perform any covenant, condition or agreement contained in this Note or the Security Agreement other than those specified in clauses (a) through (g) of this Section 10.1(f) and such failure continues for fifteen (15) days after written notice to the Borrower.

10.2            Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (c) exercise any or all of its rights, powers or remedies under the Security Agreement or applicable Law; provided, however, that, if an Event of Default described in Section 10.1(a) -(d) shall occur, the principal of and accrued and unpaid interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

11.             Miscellaneous.

11.1            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery), or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Borrower:

TurboSonic Technologies, Inc.
c/o TurboSonic, Inc.
550 Parkside Drive
Suite A-14
Waterloo
Ontario, Canada N265V4
Attention: Edward F. Spink
Fax: 519-885-6992
Email: ESpink@turbosonic.com

with a copy to:

Denise M. Tormey
SNR Denton US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Fax: 212-768-6800
Email: denise.tormey@snrdenton.com

If to the Noteholder:

MEGTEC Systems, Inc.
830 Prosper Road, P.O. Box 5030
DePere, Wisconsin 54115-5030
Attention: Mohit Uberoi
Fax: 920-339-2793
Email: MUberoi@megtec.com

with a copy to:

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Kathryn M. Buono
Fax: 414-271-3552
Email: kathie.buono@quarles.com

11.2            Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation and execution of this Note and the Security Agreement and the enforcement of the Noteholder’s rights hereunder and thereunder.

11.3            Governing Law. This Note, the Security Agreement, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note, the Security Agreement, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

11.4            Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 11.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

11.5            Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 11.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.6            Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

11.7            Attorneys’ Fees. In the event that either party institutes any legal suit, action or proceeding against the other party in respect of a matter arising out of or relating to this Note or the Security Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

11.8            Counterparts; Integration; Effectiveness. This Note, the Security Agreement, and any amendments, waivers, consents or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note or the Security Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

11.9            Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

11.10           Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

11.11           Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. References herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.12           Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

11.13           Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

11.14           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.15           Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[Signature follows]

IN WITNESS WHEREOF, the undersigned has executed this Secured Promissory Note as of the date set forth above.

TURBOSONIC TECHNOLOGIES, INC.

By: \s\ Edward F. Spink
Name: Edward F. Spink
Title: Chief Executive Officer

TURBOSONIC CANADA, INC.

By: \s\ Edward F. Spink
Name: Edward F. Spink
Title: President

TURBOSONIC INC.

By: \s\ Edward F. Spink
Name: Edward F. Spink
Title: Chief Executive Officer

Signature Page to Secured Promissory Note